EXHIBIT (5)

LAW OFFICES OF GEORGE P. ESHOO         FIRST INTERSTATE BANK BUILDING
TELEPHONE (415) 364-7030          	   702 MARSHALL  STREET, SUITE 500
FACSIMILE (415) 364404       		    REDWOOD CITY, CALIFORNIA 94063

                                                      GEORGE P. ESHOO


October 19, 1999

United National Film Corporation
6363 Christie Avenue, Unit 601
Emeryville, CA 94608

RE:	Registration Statement on Form S-8 for UTNF;
      Common Stock Issued Pursuant to a plan named
      "1999 Consulting Agreements With Donald R. Yu, et alia"

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by United National Film Corporation (the "Company") of a total of 645,000 shares of common stock, par value $.001 per share (the "Consultant's Stock"), issued pursuant to consulting agreements with Donald R. Yu, et alia (the "Agreements").

For the purpose of the opinions expressed hereinbelow, I have examined such instruments and documents as I have deemed relevant or necessary with respect to the due organization, validity and good standing of the Company and its Articles and Bylaws, SEC filings and the corporate resolutions and agreements executed in connection with the issuance, sale and delivery by the Company of the Consultant's Stock. I have relied on the representations made to my by the officers and directors of the Company and public officials. Without knowledge to the contrary, I am relying on (i) the genuineness of all signatures of and the legal capacity of all individuals; (ii) the authenticity of all documents submitted as originals; and (iii) the conformity to authentic original documents submitted as certified conformed, telecopied, or photostatic copies.

Based on and subject to the foregoing and subject to the qualifications stated hereinbelow, I am of the opinion that the issuance of the Consultant's Shares has been duly authorized by all necessary corporate action on the part of the Company and when issued in accordance with the terms of the Agreements will be validly issued, fully paid and non-assessable. My opinion is subject to the following qualifications. I am admitted to practice before the Bar of the State of California only. In giving the opinions expressed herein, my opinions are with respect to Federal law only. My opinion is qualified to the extent that the enforcement of rights and remedies are subject to bankruptcy, insolvency and other laws of general application affecting the rights and remedies of creditors and security holders, and to the extent that the availability of the remedy of specific enforcement or injunctive relief is subject to the discretion of the court before which any proceeding thereof may be brought. The opinions set forth herein are expressed as of the date hereof.

I hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Very truly yours,

LAW OFFICES OF GEORGE P. ESHOO

George P. Eshoo